Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference to our report dated January 30, 2012, with respect to the financial statements and financial highlights of Helios Total Return Fund, Inc. in this Registration Statement under the Securities Act of 1933 (Form N-2), filed with the Securities and Exchange Commission.

BBD, LLP

Philadelphia, Pennsylvania

September 6, 2012